Exhibit 4.3

[Execution]

SECOND AMENDMENT TO GUARANTY AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of March 28, 2014, is by and among the Persons listed on the signature pages hereof as “Grantors”, and Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent for the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of May 24, 2012, among Borrowers, the Lenders and the Agent, as amended by the First Amendment to Credit Agreement dated as of December 27, 2012, the Second Amendment to Credit Agreement, dated as of June 25, 2013, the Third Amendment to Credit Agreement, dated as of January 16, 2014, and the Fourth Amendment to Credit Agreement, dated of even date herewith (and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), the Lenders have made loans and advances and provided other financial accommodations to Borrowers;

WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group and the Bank Product Providers to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, the Grantors have entered into that certain Guaranty and Security Agreement, dated as of May 24, 2012, as amended by the First Amendment to Guaranty and Security Agreement, dated as of June 25, 2013, among the Grantors and Agent (as amended hereby and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Guaranty and Security Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Guaranty and Security Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.             Definitions.

(a)           Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Guaranty and Security Agreement.

(b)           Amendments to Definitions.

(i)         Cash Dominion Trigger Level.      The definition of “Cash Dominion Event” in Section 1 of the Guaranty and Security Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ “Cash Dominion Trigger Level’ has the meaning given to the term “Trigger Level” in the Credit Agreement.”

2.             Conditions Precedent. The provisions contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)           Amendment and Other Documents. Agent shall have received fully executed counterparts of this Amendment, duly authorized, executed and delivered by each of the Loan Parties.

(b)           Accuracy of Representations and Warranties. Each of Grantors’ representations and warranties set forth in Section 5(d) hereof shall be true and correct in all respects.

3.             Miscellaneous

(a)           Representations and Warranties of Grantors. Each Grantor hereby represents and warrants that, after giving effect to the amendments contained herein, the representations and warranties contained in Section 6 of the Guaranty and Security Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty specifically relates to an earlier date. Without limitation of the preceding sentence, each Grantor hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

(b)           Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Guaranty and Security Agreement are intended or implied, and in all other respects, the Guaranty and Security Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Guaranty and Security Agreement are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Guaranty and Security Agreement (including without limitation the Schedules thereto) to “this Agreement” and all references in the other Loan Documents to “the Guaranty and Security Agreement” shall be deemed to refer to the Guaranty and Security Agreement, as amended hereby.

(c)           Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

(d)           Governing Law. The validity of this amendment, the construction, interpretation, and enforcement hereof, the rights of the parties hereto with respect to all matters arising hereunder or related hereto, and any claims, controversies or disputes arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

(e)           Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(f)           Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

GRANTORS:	UNIFI, INC. By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman and CEO

UNIFI MANUFACTURING, INC. By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman and CEO

SPANCO INTERNATIONAL, INC. By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman and CEO

UNIFI SALES & DISTRIBUTION, INC. By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman, President and CEO

UNIFI EQUIPMENT LEASING, LLC By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman and CEO

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent By: /S/ J. RYAN DAVISON Name: J. Ryan Davison Title: V.P.